Exhibit 4.2
                 GRANT OF COMMON STOCK TO NON-EMPLOYEE DIRECTORS

DATA GENERAL
DATA GENERAL CORPORATION
4400 Computer Drive, Westboro, MA 01580
Telephone: (508) 898-5000


(Name of Director)
(Address of Director)                        November 5, 1997

Dear (Name of Director):

         This will confirm the award and grant to you on November 5, 1997 (the "Effective Date") of 2,000 shares of Data General Corporation Common Stock (the "Restricted Stock").

         The Restricted Stock may not be sold, transferred, pledged or assigned unless restrictions have lapsed. Upon each of the first four (4) anniversaries of the Effective Date, provided that you are then serving as a Director of the Company, restrictions shall lapse with respect to 500 Restricted Stock shares (each such anniversary herein referred to as a "Lapse Date") and these shares shall be owned by you free and clear of the restrictions.

         Upon   termination  of  your  service  as  a  Director  due  to  death, disability, change in control of the Company or retirement (a "Permitted Termination") prior to the fourth anniversary of the Effective Date, all restrictions on the Restricted Stock shall immediately lapse. Upon termination of your service as a Director for any reason other than a Permitted Termination prior to the fourth anniversary of the Effective Date, those shares of Restricted Stock then subject to the restrictions will be forfeited.

         You shall have the rights of a shareholder of Common Stock of the Company from and after the Effective Date, including the right to vote the Restricted Stock and the right to receive any cash dividends. Stock or other dividends in kind or stock splits issued shall be treated as additional shares of Restricted Stock subject to the same restrictions applicable to those shares that are still restricted as of the date of any dividend or split.

         You acknowledge and agree that the Restricted Stock shall be subject to the terms stated here, and that the issuance of the Restricted Stock has not been registered under the Securities Act of 1933, as amended, and that legends reflecting these various restrictions will be placed on any certificates evidencing the 2,000 shares granted. For your convenience, we will issue your
Restricted Stock in the form of four 500-share stock certificates. As restrictions lapse, the legend will be removed for those shares no longer subject to restrictions.

                                             Very truly yours,

                                             DATA GENERAL CORPORATION

                                             By:   /s/ Arthur W. DeMelle
                                                   ---------------------
                                                   Arthur W. DeMelle,
                                                   Chief Financial Officer and
                                                   Senior Vice President
Accepted and Agreed:
---------------------
(Name of Director)